EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-130867) of Gastar Exploration Ltd. of our report dated March 18, 2005 (December 21, 2005 as to Notes 5, 13, 14, 22 and Note 25) relating to the consolidated financial statements of Gastar Exploration Ltd. and subsidiaries, which appears in this Annual Report on Form 10-K.

/s/ BDO DUNWOODY LLP

Calgary, Alberta
March 31, 2006